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Exhibit 2(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated July 24, 2006, relating to the statement of assets and liabilities of Alpine Global Dynamic Dividend Fund appearing in Registration Statement No. 333-134096 on Form N-2 in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of Registration Statement No. 333-134096.

/s/ Deloitte & Touche LLP

Milwaukee, WI
July 25, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM